Exhibit 10.3

STANDARD FORM OF PERFORMANCE UNIT GRANT AGREEMENT

(LONG-TERM TOTAL SHAREHOLDER RETURN)

WAUSAU PAPER CORP.

2010 STOCK INCENTIVE PLAN

GRANT OF PERFORMANCE UNITS

Grant Agreement made as of ____________ ___, 20___ (the “Date of Grant”) between Wausau Paper Corp., a Wisconsin corporation with its principal place of business at Mosinee, Wisconsin (the “Corporation”), and _____________ (the “Grantee”) to evidence the Grant set forth herein under the terms of the Wausau Paper Corp. 2010 Stock Incentive Plan (the “Plan”).

1.

Grant of Performance Units and Dividend Equivalents.  The Corporation hereby awards the Grantee a Grant of __________ Performance Units (the “Units”) and the related Dividend Equivalents specified in paragraph 2, each upon the terms and conditions of this Grant Agreement and the Plan, including those of the Plan hereinafter stated.  Upon vesting in accordance with this Grant Agreement, Units shall be converted into shares of Common Stock (each, a “Share”) on the basis of one Share per Unit.

2.

Dividend Equivalents.  On each date on which (a) the Units granted pursuant to this Agreement have not become vested or have not been forfeited pursuant to paragraph 3, and (b) the Company pays a cash dividend to holders of Common Stock (each, a “Dividend Payment Date”), an additional number of whole and fractional Units (“Additional Units”) will be credited to the Grantee in an amount determined by dividing (x) the aggregate cash dividends that would have been paid on the number of shares of Common Stock (a “Share”) into which the Units then credited to the Grantee under this Grant would be converted upon vesting, by (y) the Fair Market Value of a Share on such Dividend Payment Date.  All Additional Units so credited shall be subject to the same terms and conditions as the Units granted pursuant to Section 1 and such Additional Units shall be forfeited in the event that the Units granted pursuant to paragraph 1 are forfeited.  Additional Units, once credited to Grantee pursuant to this paragraph 2, shall be referred to as “Units.”

3.

Vesting.  Subject to the terms and conditions of this Grant Agreement, the Units shall vest, and the restrictions with respect to the Units shall lapse, only upon attainment of each of (a) the Corporation’s financial performance goals specified in paragraph 3.a., and (b) completion of the service specified in paragraph 3.b.  In the event any one or more of such conditions is not satisfied, or if the Grantee shall incur a Termination of Service for Cause, the Grantee’s rights to the Units (including all Units derived from Additional Units) and this Grant shall be immediately and irrevocably forfeited.

a.

Financial Performance of the Corporation.  The condition to vesting based on the Corporation’s financial performance shall be satisfied on the third anniversary of the Date of Grant, as to a percentage of Units subject to this Grant, based on the Corporation’s Total Shareholder Return (“TSR”) between the Date of Grant and the third anniversary of the Date of Grant (the “Vesting Period”).  TSR shall be calculated based on target and maximum amounts as set forth in the following table:

Percentage of Units As To Which
Condition On Vesting is Satisfied	Threshold TSR

0	TSR is less than or equal to 0%
50%	TSR is at target (i.e., 7%/year return, or 22.5% return over three-year performance period)
100%	TSR is at or above maximum (i.e., 14%/year return, or 48.2% return over three year period)

For purposes of this Grant, the “Total Shareholder Return” shall be determined by dividing (1) the sum of (a) the average closing Share price over the last 60 trading days of the period immediately prior to the end of the Vesting Period (the “Maturity Date FMV”), and (b) cash dividends paid during the Vesting Period; by (2) the average closing Share price over the last 60 trading days preceding the Date of Grant (the “Grant Date FMV”).  The average closing Share price shall be determined by reference to the closing price of a Share on the New York Stock Exchange if the Company’s Common Stock is then listed for trading on that exchange; otherwise, the closing price of a Share shall be as reported on the principal exchange (or, if applicable, over-the-counter stock market) on which the Company’s Common Stock is then listed for trading.  The formula for calculating TSR shall be as follows:

(Maturity Date FMV + Cash Dividends Paid)	– 1	= TSR
Grant Date FMV

TSR will be calculated to closest tenth of a percent.  Vested Units will be rounded to the next highest whole Unit.

By way of example, if the Grant Date FMV was $9.00, and the Maturity Date FMV was $12.00, and a total of $0.36 per share of dividends were paid during the Vesting Period, the calculation of TSR and the vesting of Units would be as follows:

$12.00 + $0.36	– 1	= 37.3% TSR	37.3% (actual)	= 77.4% of maximum payout
$9.00			48.2% (maximum)

b.

Minimum Service Required.  The condition to vesting based on the Grantee’s continued service shall be satisfied only if the Grantee is Employed in the same position or in a capacity of equal or greater responsibility at the end of the Vesting Period or incurred a Termination of Service while so Employed by reason of the Grantee’s death,

Disability, or Retirement as defined in the Plan; or, to the extent provided in Section 14.1 of the Plan, on or after the date of a Change in Control of the Corporation.

c.

Shortened Vesting Period Upon Certain Events.  Notwithstanding anything in paragraph 3.a. to the contrary, in the event that the Grantee incurs a Termination of Service prior to the end of the Vesting Period by reason of the Grantee’s death, Disability, or Retirement as defined in the Plan and the financial performance of the Corporation condition set forth in paragraph 3.a. above is met on the date of the Grantee’s Termination of Service (treating the period between the Date of Grant and the date of Termination of Service as the “Vesting Period” for such determination), the Grantee shall vest in the Units on a pro rata basis based on the number of days employed during the period beginning on the Date of Grant and ending on the date of Termination of Service, over the total number of days in the Vesting Period.  Vested Units will be rounded to the next highest whole unit.  Further, and notwithstanding anything in paragraph 3.a. to the contrary, in the event that the Grantee incurs a Termination of Service prior to the end of the Vesting Period on or after the date of a Change in Control of the Corporation, the financial performance of the Corporation condition set forth in paragraph 3.a. shall be deemed met at the TSR maximum level on the date of such Termination of Service.

4.

No Shareholder Rights.  The Units evidenced by this Grant Agreement do not and shall not entitle Grantee to any rights of a shareholder of Common Stock.  The rights of Grantee with respect to the Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Units lapse, in accordance with paragraph 3.

5.

Conversion of Units, Issuance of Common Stock or Cash.  Upon satisfaction of all conditions to vesting set forth in paragraph 3, the Committee shall direct the Corporation to deliver, with respect to all Units so vested, a certificate representing the equivalent number of Shares, provided, however, that any fractional Unit shall be paid in cash.  Notwithstanding the foregoing, the Grantee may elect, solely as a means of satisfying any federal, state, and/or local tax withholding obligations relating to the conversion of Units pursuant to this paragraph 5, to receive cash for a number of Units as elected by Grantee, with the cash for each Unit equal to the Fair Market Value of one Share.  Payment shall be made as soon as practicable following the satisfaction of all conditions to the vesting of such Units.  In no event, however, shall the Corporation be obligated to deliver any certificates for Shares prior to the fulfillment by it of any listing obligations with respect to the Shares on any exchange or over-the-counter market or the registration or qualification of the Common Stock under any federal or state securities laws which the Corporation deems advisable.

6.

Adjustment Upon Changes in Capitalization.  If the Common Stock is changed into a greater or lesser number of Shares as a result of a stock dividend, stock split-up, or combination of Shares, then the number of Units to which this Grant relates shall be proportionately increased or decreased to give effect to the change as provided for in Section 3.4 of the Plan.  In the event of any other change in the Common Stock or change in the capitalization of the Corporation, the Committee may make such changes in the terms of this Grant as provided for in Section 3.5 of the Plan.

7.

Restriction on Transfer.  The Units and any rights under this Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by Grantee other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation, or other disposition shall be void and unenforceable against the Corporation.

8.

Tax Matters.  In order to comply with all applicable federal, state, or local tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal, state, or local payroll, withholding, income, or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee.  The Corporation may, at its option and in its sole discretion, withhold from the settlement of any award of Units in cash the Minimum Statutory Tax Withholding Obligation (as defined in the Plan).  Otherwise, the Grantee must satisfy the Minimum Statutory Tax Withholding Obligation by delivering to the Corporation at the time the Units vest the amount of money necessary to meet the Minimum Statutory Tax Withholding Obligation; provided, however, that the Grantee may direct the Corporation to withhold from any certificate for Shares then or thereafter issuable to the Grantee that number of Shares having a Fair Market Value (as defined in the Plan) equal to any Minimum Statutory Tax Withholding Obligation.

9.

Shares as Investment.  If not registered by the Corporation under the Securities Act of 1933 (the “Act”), the Shares acquired pursuant to this Grant will be “restricted” stock which will not be freely transferable by the holder.  The Grantee, for himself and any successor in interest of the Grantee, accordingly represents and acknowledges, as a condition of this Grant, that (a) Shares which are unregistered under the Act will be acquired for the Grantee’s (or Grantee’s successor’s) own account for investment only and not with a view to offer for sale or for sale in connection with the distribution or transfer thereof, and (b) that the certificates representing Shares which have not been registered pursuant to the Act will bear a legend as to such restrictions on transfer.

10.

Employment.  This Grant Agreement does not constitute a contract of employment between the Corporation or any subsidiary of the Corporation and the Grantee and it shall not affect the right of the Corporation or any present or future subsidiary of the Corporation to terminate the employment of the Grantee, with or without cause, at any time.

11.

Construction and Definitions.  This Grant Agreement is subject to and shall be construed in accordance with the terms of the Plan which are explicitly made applicable to this Grant Agreement and incorporated by this reference.  Unless otherwise defined, all terms used in this Grant Agreement, when capitalized, have the same meaning as such terms are defined in the Plan and each such definition is hereby incorporated by this reference.  This Agreement incorporates by reference all the terms, conditions and limitations set forth in the Plan, and in the event of any conflict between the provisions of this Grant Agreement and the Plan, the provisions of the Plan shall govern.

12.

Governing Law.  This Grant Agreement shall be governed by the internal laws of the State of Wisconsin without reference to the principles of conflicts of law.

13.

Binding Effect.  This Grant Agreement shall be binding upon and inure to the benefit of the Corporation and the Grantee and their successors.

14.

Electronic Delivery.  By executing this Agreement, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Corporation and its Subsidiaries, the Plan, and the Units, via the Corporation’s web site or other electronic delivery.

IN WITNESS WHEREOF, the Corporation has caused this Grant Agreement to be signed by its officer, thereunto duly authorized, and the Grantee has acknowledged acceptance of this Grant in accordance with the terms of this Grant Agreement and the Plan, all as of the Date of Grant.

GRANTEE

WAUSAU PAPER CORP.

___________________________

By:

___________________________